Hills Bancorporation
131 E. Main Street
PO Box 160
Hills, IA 52235

Upcoming Dates

- **May 9th**
  Mother's Day
- **May 31st**
  Memorial Day
- **June 20th**
  Father's Day

HILLS BANK
Connection is here.

Shareholder Report
March 31, 2021

Hills Bancorporation

Board of Directors

- Michael S. Donovan
- Kirsten H. Frey
- Michael E. Hodge
- Emily A. Hughes
- Theodore H. Pacha
- Casey L. Peck
- John W. Phelan
- Ann Marie Rhodes
- Dwight O. Seegmiller
- James C. Schmitt
- Thomas R. Wiele
- Sheldon E. Yoder, D.V.M.

Stock Transfer and Dividend Disbursing Agent

Computershare Trust Company, N.A.
PO Box 505000
Louisville, KY 40233-5000
Toll free within US and Canada +1-800-884-4225
Telephone from outside US and Canada +1-781-575-4706
www.computershare.com/investor

A Message from our President and CEO Dwight O. Seegmiller

April 27, 2021

Dear Shareholders,

As we mark one year since the start of the pandemic, I'd like to take a moment to honor our employees. Their steadfast dedication and willingness to adapt to changing times have helped Hills Bank persevere and bring back beloved traditions like Ag Month.

Celebrating Agriculture – Virtually

This year the bank's annual Ag Month celebration took place once again. Though the baby chicks and barnyard animals were not available for the public to visit at our offices, we were able to welcome our customers into our location drive-thrus, where we gave away copies of an original Hills Bank storybook, *The Lost Little Chick*, and a plush chick toy. We also invited customers to visit our social media pages, where they could enter a giveaway and celebrate the start of spring!


The Lost Little Chick

HERE: New and Improved

Two years ago, we launched the HERE by Hills Bank app; providing an easy, secure way for customers to get in touch digitally with their banker. While the HERE app has provided a valuable experience for thousands of our customers, we appreciated feedback we received that customers would prefer not needing a separate app to chat with their banker. That's why we're excited to announce we've upgraded the technology and the experience of HERE to provide the service where our customers want it most – directly in the Hills Bank Mobile app and on hillsbank.com.


Chat Here

Now customers can simply click the chat bubble (shown above) to get dedicated assistance from a financial expert anytime during business hours.

As always, thank you for your continued support and investment in Hills Bancorporation. Stay well.

Sincerely,

Dwight O. Seegmiller
President and CEO

Connection is here.

Cedar Rapids • Coralville • Hills • Iowa City • Kalona • Lisbon • Marion
Mount Vernon • North Liberty • Washington • Wellman

Transfer Your Hills Bancorporation Stock Certificates to Electronic Shares (Book Entry)

Hills Bancorporation's stock transfer agent, Computershare, allows shareholders to deposit their paper Hills Bancorporation stock certificates into electronic shares (a.k.a. book entry).

Book entry is a way of tracking stock ownership where no certificate is given to the shareholder. The shares are "paperless," "online," or "digital." This option is available to all shareholders and there is no fee to deposit your paper certificates into book entry.

For more information, go to the Investor Relations tab on HillsBank.com (under About + Financial Resources) or scroll down on the Homepage to locate the Investor Relations icon.



Personal
Business
Mortgage & Loans
Wealth Management
Investor Relations
Careers

Then find the Online Shares box and select Learn More to learn how to transfer your stock today!



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HILLS BANK
Corporate Governance
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Securities & Exchange Filings
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Dividend Reinvestment Plan
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Electronic Availability of Future Proxy Materials
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Annual Meeting Voting Options
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Hills Bancorporation
Selected Financial Highlights (Unaudited*)

(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended 3/31/2021	Three Months Ended 3/31/2020
Quarter-End Balances:		
Total Assets	$4,003,272	$3,366,238
Investment Securities	433,713	371,839
Loans, Net of Allowance for Loan Losses	2,644,575	2,626,399
Deposits	3,411,330	2,731,714
Stockholders' Equity	413,250	376,811
Earnings Breakdown:		
Total Interest Income	$31,127	$32,452
Total Interest Expense	4,894	7,862
Net Interest Income	26,233	24,590
Total Non-Interest Income	9,038	6,167
Total Non-Interest Expense	18,699	17,227
Provision for Loan Losses	(2,984)	4,649
Income Before Income Taxes	19,556	8,881
Income Taxes	4,359	1,806
Net Income	15,197	7,075
Diluted Earnings Per Share	1.63	0.75

**Additional financial information can be found at www.hillsbank.com/securities-exchange-filings*

First Quarter Financial Snapshot

The Company reported net income of $15.20 million or $1.63 per diluted share for the three months ended March 31, 2021, a 114.80% increase when compared to the $7.08 million or $0.75 per diluted share for the three months ended March 31, 2020. The increase in earnings in 2021 is attributable to a number of factors. Reversal of credit loss reserves of $2.98 million for the three months ended March 31, 2021, is an increase to income of $7.63 million when compared to the provision for loan losses of $4.65 million for the three months ended March 31, 2020 during the onset of the COVID-19 pandemic. Net interest income increased $1.64 million, or 6.68%, when compared to the three months ended March 31, 2020, primarily due to decreased interest expense driven by lower interest rates. Noninterest income increased $2.87 million, or 46.55%, when compared to the three months ended March 31, 2020, primarily due to the increased net gains on sale of loans.

Total assets of the Company increased to $4.003 billion at March 31, 2021, up from $3.366 billion as of March 31, 2020. The Company experienced loan growth of 0.69% or $18.18 million, from $2.626 billion at March 31, 2020 to $2.645 billion at March 31, 2021. As of January 1, 2021, the Company adopted the current expected credit loss (CECL) accounting standard, which resulted in an increase to the allowance for credit losses of $2.746 million and an allowance for credit losses on off-balance sheet credit exposures of $3.584 million. Total equity amounted to $413.25 million at the end of the 1st quarter of 2021, and Hills Bancorporation remains well-capitalized.

We appreciate the support of our customers and shareholders, and look forward to serving our communities further with our expanded services and facilities.